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                                                                    EXHIBIT 99.1

CONTACT:

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Tim Lynch                         John Liu
Chief Financial Officer           Director, Corporate Communications
InterMune                         ALZA Corporation
650-409-2028                      650-564-5222
tlynch@intermune.com              John.Liu@Alza.com
--------------------              -----------------

Lilian Stern                      Karen Bergman
Stern Investor Relations          Vice President, Corporate Investor Relations
212-315-0145                      ALZA Corporation
lilian@sternir.com                650-564-5222
------------------                Karen.Bergman@Alza.com
                                  ----------------------
Mark Shreve
Edelman Public Relations
415-433-5381
mark.shreve@edelman.com
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       INTERMUNE ACQUIRES AMPHOTEC-Registered Trademark- FROM ALZA

BURLINGAME, CALIF. AND MOUNTAIN VIEW, CALIF., - JANUARY 10, 2001 -- InterMune (Nasdaq: ITMN) and ALZA Corporation (NYSE: AZA) announced today that InterMune has acquired worldwide rights to Amphotec-Registered Trademark-from ALZA. The transaction terms include an upfront license fee of $9.0 million, milestone payments based upon sales levels and the development of Amphotec-Registered Trademark- in combination with ACTIMMUNE-Registered Trademark-, and royalties payable upon net sales levels. Amphotec-Registered Trademark- is an FDA-approved lipid-complexed form of amphotericin B indicated for the treatment of invasive aspergillosis, a life-threatening fungal infection.

Data published in the September 2000 issue of the JOURNAL OF ANTIMICROBIAL CHEMOTHERAPY showed that in mouse models of cryptococcal fungal infection, ACTIMMUNE-Registered Trademark- was synergistic with amphotericin B in significantly reducing thE levels of infection. In one experiment, 78% of mice were completely cured when ACTIMMUNE-Registered Trademark- was added to conventional therapy with amphotericin B, compared to 10% with amphotericin B alone. Several other published studies have shown similar results in systemic fungal infections.

"Amphotec-Registered Trademark- is a solid fit for InterMune as it provides synergy on two levels with our existing Actimmune-Registered Trademark-programs", said W. Scott Harkonen, M.D., CEO and President of InterMune. "First, it will provide us with the opportunity to develop ACTIMMUNE-Registered Trademark- in combination with Amphotec-Registered Trademark- for systemic fungal diseases. Towards the end of this year we are expecting the results of our ongoing Phase II trial for ACTIMMUNE-Registered Trademark- in combination with standard amphotericin B for cryptococcal meningitis, a life-threatening systemic fungal infection. Second, it will leverage our team of 60 field specialists, all of

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whom will be trained and in place by July of this year. This gives them a second product to speak about with physicians along with ACTIMMUNE-Registered Trademark-."

"We believe that Amphotec-Registered Trademark- has significant potential given proper support in its target market. With InterMune's strength in marketing ACTIMMUNE-Registered Trademark-, they are ideally positioned to maximize the potential of Amphotec-Registered Trademark- in the infectious disease market," said Sam Saks, M.D., Group Vice President of ALZA Pharmaceuticals. "This agreement is consistent with ALZA's overall growth strategy as we continue to strengthen our effective sales and marketing presence in the oncology, central nervous system, primary care and urology markets."

Amphotec-Registered Trademark- is sold outside of the United States as Amphocil-Registered Trademark- in more than 20 countries. The product was originally developed by SEQUUS Pharmaceuticals, Inc., which was acquired by ALZA in 1999. Worldwide gross revenues for Amphotec-Registered Trademark-were approximately $4 million in 2000. Amphotec-Registered Trademark- has not been aggressively marketed to physicians for the past two years.

InterMune Pharmaceuticals, Inc. is a biotechnology company dedicated to the development and commercialization of innovative products for the treatment of serious pulmonary and infectious diseases and cancer. InterMune currently markets ACTIMMUNE-Registered Trademark- (Interferon gamma-1b) Injection in the United States for the treatment of chronic granulomatous disease (CGD) and severe, malignant osteopetrosis. For more information about InterMune and ACTIMMUNE-Registered Trademark-, please visit InterMune's web sites at www.intermune.com and www.actimmune.com, or send e-mail to ir@intermune.com.

ALZA Corporation, headquartered in Mountain View, California, is a research-based pharmaceutical company with leading drug delivery technologies. The company applies its delivery technologies to develop pharmaceutical products with enhanced therapeutic value for its own portfolio and for many of the world's leading pharmaceutical companies. ALZA's sales and marketing efforts are currently focused in urology, oncology and central nervous system products. ALZA news releases can also be found on the World Wide Web at www.alza.com.

Except for the historical information contained herein, this press release contains certain forward-looking statements, concerning the possible clinical and financial benefits to InterMune in connection with its acquisition of Amphotec-Registered Trademark-/Amphocil-Registered Trademark-, that involve risks and uncertainties. All forward-looking statements and other information included in this press release are based on information available as of the date hereof, and InterMune and ALZA assume no obligation to update any such forward-looking statements or information. InterMune's and ALZA's actual results could differ materially from those

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described in any forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to the following: the possibilities that the product will be uneconomical to market, be precluded from commercialization by the proprietary rights of third parties or fail to be as commercially acceptable as and/or cost more than competitors' products. Other factors that could cause or contribute to such differences include, but are not limited to those discussed under the heading "Risk Factors" and the risks and factors discussed in ALZA's most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission; and InterMune's Registration Statement on Form S-1, declared effective on November 8, 2000 by the Securities and Exchange Commission (File No. 333-45460), and InterMune's most recent 10-Q filed with the SEC. In sum, these significant risks include, but are not limited to: the uncertainty of success of InterMune's efforts in product acceptance, third-party manufacturing and capital raising; product liability lawsuits; uncertainties associated with: obtaining and enforcing patents important to its business, being an early-stage company and relying on third-party payors' reimbursement policies; the uncertain, lengthy and expensive regulatory process; and competition from other products.




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